Exhibit 4.01

ROPER INDUSTRIES, INC.

Officer’s Certificate

September 2, 2009

Reference is made to the Indenture dated as of August 4, 2008 (the “Indenture”) between Roper Industries, Inc. (the “Issuer,”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Trustee is the trustee for any and all securities issued under the Indenture.  Pursuant to Section 2.01 and Section 2.03 of the Indenture the undersigned officer does hereby certify, in connection with the issuance of $500,000,000 aggregate principal amount of 6.25% Notes due 2019 (the “Notes”) that the terms of the Notes are as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Indenture.

Title:	6.25% Notes due 2019

Issuer:	Roper Industries, Inc.

Trustee, Registrar, Transfer Agent, Authenticating Agent, and Paying Agent:	Wells Fargo Bank, National Association

Aggregate Principal Amount at Maturity:	$500,000,000

Principal Payment Date:	September 1, 2019

Interest:	6.25% per annum

Date from which Interest will Accrue:	September 2, 2009

Interest Payment Dates:	March 1 and September 1, commencing on March 1, 2010

Redemption:
The Issuer may at its option redeem the Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes, at a redemption price, calculated by the Issuer, equal to the greater of:

(i) 100% of the principal amount of the Notes being redeemed; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) of the Notes being redeemed at the Treasury Rate (as defined in the Notes) plus 45 basis points, plus, in each case, accrued interest thereon to the date of redemption.

Conversion:	None

Sinking Fund:	None

Denominations:	$2,000 and multiples of $1,000 thereafter

Miscellaneous:	The terms of the Notes shall include such other terms as are set forth in the form of Notes attached hereto as Exhibit A and in the Indenture.

Subject to the representations, warranties and covenants described in the Indenture, as amended or supplemented from time to time, the Issuer shall be entitled, subject to authorization by the Board of Directors of the Issuer and an Officer’s Certificate, to issue additional notes from time to time under each series of notes issued hereby. Any such additional notes of a series shall have identical terms as the Notes issued on the issue date, other than with respect to the date of issuance and the issue price (together the “Additional Notes”). Any Additional Notes will be issued in accordance with Section 2.03 of the Indenture.

Such officer has read and understands the provisions of the Indenture and the definitions relating thereto.  The statements made in this Officer’s Certificate are based upon the examination of the provisions of the Indenture and upon the relevant books and records of the Issuer.  In such officer’s opinion, he has made such examination or investigation as is necessary to enable such officer to express an informed opinion as to whether or not the covenants and conditions of such Indenture relating to the issuance and authentication of the Notes have been complied with.  In such officer’s opinion, such covenants and conditions have been complied with.

IN WITNESS WHEREOF, I have signed this certificate.
Dated: September 2, 2009

ROPER INDUSTRIES, INC.

By:
	Name:	David B. Liner
	Title:	Vice President, General Counsel and Secretary

[Signature Page to Officer’s Certificate pursuant to the Indenture]

EXHIBIT A

[FORM OF NOTES DUE 2019]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

TRANSFERS OF THIS NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ROPER INDUSTRIES, INC.
6.25% Notes due 2019

No. ___	CUSIP No.: 776696AC0 ISIN No.: US 776696AC00

$_____________

ROPER INDUSTRIES, INC., a Delaware corporation (the “Issuer”), for value received promises to pay to CEDE & CO. or registered assigns the principal sum of _________________ UNITED STATES DOLLARS on September 1, 2019.

Interest Payment Dates: March 1 and September 1 (each, an “Interest Payment Date”), commencing on March 1, 2010.

Interest Record Dates: February 15 and August 15 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

ROPER INDUSTRIES, INC.

By:
	Name:	David B. Liner
	Title:	Vice President, General Counsel and Secretary

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

Dated:  September 2, 2009

Wells Fargo Bank, National Association, as Trustee By: _____________________________
Authorized Signatory

(REVERSE OF NOTE)

ROPER INDUSTRIES, INC.
6.25% Notes due 2019

1. Interest.

Roper Industries, Inc. (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum described above (the “Original Interest Rate”).  Cash interest on the Notes will accrue from the most recent date to which interest has been paid; or, if no interest has been paid, from September 2, 2009.  Interest on this Note will be paid to but excluding the relevant Interest Payment Date or on such earlier date as the principal amount shall become due in accordance with the provisions hereof.  The Issuer will pay interest semi-annually in arrears on each Interest Payment Date, commencing March 1, 2010.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2. Paying Agent.

Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as paying agent.  The Issuer may change any paying agent without notice to the Holders.

3. Indenture; Defined Terms.

This Note is one of the 6.25% Notes due 2019 (the “Notes”) issued under an indenture dated as of August 4, 2008 (the “Base Indenture”) by and between the Issuer and the Trustee, and established pursuant to an Officer’s Certificate dated September 2, 2009, issued pursuant to Section 2.01 and Section 2.03 thereof (together, the “Indenture”).  This Note is a “Security” and the Notes are “Securities” under the Indenture.

For purposes of this Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”) as in effect on the date on which the Indenture was qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

4. Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $2,000 and multiples of $1,000 thereafter.  A Holder shall register the transfer or exchange of Notes in accordance with the Indenture.  The Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Issuer need not issue, authenticate, register the transfer of or exchange any Notes or portions thereof for a period of fifteen (15) days before the mailing of a notice of redemption, nor need the Issuer register the transfer or exchange of any Note selected for redemption in whole or in part.

5. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented and any existing default or Event of Default or compliance with certain provisions may be waived with the written consent of the Holders of at least a majority in aggregate principal amount of all series of Outstanding Securities (including the Notes) under the Indenture that are affected by such amendment, supplement or waiver (voting together as a single class).  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not adversely affect the rights of any Holder of a Note.

6. Redemption.

The Issuer may redeem the Notes in whole or in part, at its option, at any time or from time to time prior to maturity on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes (the “Redemption Date”).  The redemption price will be equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; or

(ii) the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 45 basis points, plus, in each case, accrued interest thereon to the Redemption Date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date according to the Notes and the Indenture.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by the Trustee after consultation with the Issuer.

“Reference Treasury Dealer” means Banc of America Securities LLC, J.P. Morgan Securities Inc. or one other Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective affiliates, and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) as selected by the Issuer.  If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related Redemption Date but for the redemption.  If that Redemption Date is not an Interest Payment Date with respect to a Note, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued on the Note to the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless the Issuer defaults in the payment of the redemption price and accrued interest.  On or before the Redemption Date, the Issuer will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on that date.

No Notes of a principal amount of $2,000 or less shall be redeemed in part.  Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable redemption price.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

7. Offer to Repurchase Upon Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Issuer shall have exercised its right pursuant to Section 6 hereof to redeem the Notes, each Holder of Notes shall have the right to require the Issuer to repurchase all or, at the Holder’s option, any part (in a multiple of $1,000 provided that the remaining principal amount, if any, following such repurchase shall be at least $2,000 or a multiple of $1,000 in excess thereof), of such Holder’s Notes (a “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes to be repurchased, to, but excluding, the repurchase date (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, the Issuer shall cause a notice to be mailed to Holders of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Issuer shall comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent shall promptly mail, to each Holder who properly tendered Notes, the repurchase price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

The Issuer shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. In the event that such third party terminates or defaults its Change of Control Offer, the Issuer shall be required to make a Change of Control Offer treating the date of such terminating or default as though it were the date of the Change of Control Triggering Event.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with this Section 7, the Issuer shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 7 by virtue of any such conflict.

For purposes of this Section 7, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the Issuer’s properties or assets and those of its subsidiaries, taken as a whole, to one or more persons, other than to the Issuer or one of its subsidiaries; (2) the first day on which a majority of the members of the Board of Directors is not composed of Continuing Directors; (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Issuer’s Voting Stock; (4) the Issuer consolidates with, or merge with or into, any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Issuer’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution.  For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement of the Change of Control or the Issuer’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change.  Unless at least one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period.  Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the Issuer’s proxy statement in which such member was named as a nominee for election as a director.)

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and it successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by the Issuer (as certified by a resolution of the Board of Directors) as a replacement for Moody’s or S&P, or both of them, as the case may be, and that is reasonably acceptable to the Trustee.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

8. Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Issuer) under the Indenture occurs with respect to the Notes and is continuing, then the Trustee may and, at the direction of the Holders of at least 25% in principal amount of all series of Outstanding Securities (including the Notes) under the Indenture that are affected by such Event of Default (voting together as a single class), shall by written notice, require the Issuer to repay immediately the entire principal amount of the Outstanding Notes, together with all accrued and unpaid interest and premium, if any. If a bankruptcy Event of Default with respect to the Issuer occurs and is continuing, then the entire principal amount of the Outstanding Notes will automatically become due immediately and payable without any declaration or other act on the part of the Trustee or any Holder.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity as it reasonably requires.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Outstanding Securities (including the Notes) affected (voting together as a single class) to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of certain continuing defaults or Events of Default if it determines that withholding notice is in their interest.

9. Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

10. Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

11. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

12. Governing Law.

The laws of the State of New York shall govern the Indenture and this Note thereof.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature
Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for Physical Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

REPURCHASE EXERCISE NOTICE UPON A CHANGE OF CONTROL

To: Roper Industries, Inc.

The undersigned registered owner of this Security hereby acknowledges receipt of a notice from Roper Industries, Inc. (the “Issuer”) as to the occurrence of a Change of Control Triggering Event with respect to the Issuer and hereby directs the Issuer to pay, or cause the Trustee to pay,                                   an amount in cash equal to 101% of the aggregate principal amount of the Notes, or the portion thereof (which is a multiple of $1,000, provided that the remaining principal amount, if any, following such repurchase shall be at least $2,000 or a multiple of $1,000 in excess thereof) below designated, to be repurchased plus interest accrued to, but excluding, the repurchase date, except as provided in the Indenture.

Dated: Signature Principal amount to be repurchased (a multiple of $1,000): Remaining principal amount following such repurchase: (zero or at least $2,000 or a multiple of $1,000 in excess thereof)

By:
Authorized Signatory